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                                                                    EXHIBIT 10.7

                          PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT"), made as of this 1st day of August, 2004, by and between LUKE PROPERTIES, LLC, a Nevada limited liability company (hereinafter referred to as "SELLER"), and VESTIN FUND III, LLC, a Nevada limited liability company (hereinafter referred to as "PURCHASER").

                              W I T N E S S E T H:

      In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

      1. Agreement; the Property. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property, as hereinafter defined, located at 8379 W. Sunset Road, Las Vegas, Nevada 89113 and commonly known as the "Vestin Building"; upon the terms and conditions hereinafter stated in this Agreement. As used herein, the term "Property" means, and shall be deemed to include the real estate described on Exhibit "A" attached hereto and made a part hereof, together with all tenements, hereditaments, personal property, privileges and appurtenances thereunto belonging or in any way appertaining thereto.

      2. Purchase Price. The purchase price to be paid for the Property shall be Nine Million Nine Hundred Thousand Dollars ($9,900,000.00) (the "PURCHASE PRICE").

      3. Payment of Purchase Price. The Purchase Price, less the Deposit, as hereinafter defined, and plus or minus the net of those adjustments, prorations and credits hereinafter provided, shall be paid simultaneously with the conveyance of the Property to Purchaser (the "CLOSING") by certified funds or federal wire transfer, at Purchaser's option.

      4. Adjustments. Prorations and Credits. The Purchase Price shall be adjusted by the following adjustments, prorations and credits which shall be computed in the following manner:

            A. All real and personal property taxes and assessments (general or special) which have become a lien on the Property and all assessments (general or special) arising out of or in connection with any assessment district created or confirmed prior to the date hereof shall be prorated to the Closing Date. All current taxes shall be prorated and adjusted as of the Closing Date in accordance with the standard practice for prorating taxes in Clark County, Nevada.

            B. No proration shall be made for water, sewer, electricity, gas or other public utilities, if any, if the respective utility company is able to bill separately for the amount of its service consumed through the morning of

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                  the Closing Date. In such event Seller shall pay the bills rendered for such utilities consumed to the morning of the Closing Date upon receipt thereof. For utilities that cannot be determined prior to Closing, a suitable reserve, based on estimates of normal expenditures for such items, shall be held by Title Company as hereinafter defined. As soon as practicable following the Closing, Purchaser shall obtain bills for the unprorated utilities, and such utility bills shall be adjusted and prorated to the Closing Date, and the reserve shall be disbursed by Title Company in accordance with such prorations.

            C. Federal, state and local documentary stamps which are required to be affixed to the instrument of conveyance, or taxes or fees imposed or assessed on the instrument of conveyance shall be paid by Seller. Purchaser shall pay for (i) recording of the deed; (ii) Title Company's escrow closing fees; and (iii) its owner's policy of title insurance. Each party shall pay their respective attorney's fees. Any other prorations which are not specifically addressed in this Agreement shall be prorated in accordance with the standard practice in Clark County, Nevada.

            If after the Closing, either Seller or Purchaser discovers any inaccuracies or errors in adjustments, prorations or credits computed at the Closing or at the re-computation, Seller and Purchaser shall each take such action and pay such sums as may be necessary so that the said adjustments, prorations and credits shall be in accordance with the terms of this Agreement, and the obligations of either party to take any such actions and pay any such amounts shall survive the Closing until the first anniversary of the Closing Date.

      5. Deposit. Within three (3) Business Days after the Effective Date Purchaser shall deliver the sum of Fifty Thousand Dollars ($50,000.00) (the "DEPOSIT") with Equity Title Company ("TITLE COMPANY") to be held in escrow in a money market type bank account pursuant to an Escrow Agreement to be prepared by Title Company and entered into by and among Seller, Purchaser and Title Company upon opening of Escrow as set forth below. Purchaser shall be entitled to a refund of the Deposit and all interest accrued on the Deposit: (i) if, by the end of the expiration of the Inspection Period, as hereinafter defined, Purchaser elects, for any reason, not to proceed to purchase the Property, (ii) if, after the Inspection Period, Seller is unable to convey to Purchaser fee simple title to the Property, subject only to the Permitted Exceptions, as defined in Paragraph 8 of this Agreement, or (iii) if Seller fails to consummate the Closing for any reason other than for Purchaser's default under this Agreement.

            In the event that Purchaser gives notice of its election to proceed at the end of the Inspection Period, the Deposit shall be non-refundable except upon the occurrence of any of the following: (w) if any event shall have occurred which causes any of the representations or warranties set forth in Paragraph 13 of this Agreement to be materially untrue or incorrect prior to the Closing, (x) if, after the Inspection Period, Seller is unable to convey to Purchaser fee simple title to the Property, subject only to the Permitted Exceptions, as defined in Paragraph 8 of this Agreement, or (y) if Seller fails to consummate the Closing for any reason other than for Purchaser's default under this Agreement.

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            In the event Purchaser consummates the transaction contemplated hereby, the Deposit and all interest accrued on the Deposit shall be applied to the Purchase Price. Subject to the terms and conditions set forth in Paragraph 9, in the event Purchaser fails to consummate the transaction contemplated hereby through no fault of Seller, the Deposit, plus the accrued interest, shall, as Seller's sole and exclusive remedy, be forfeited to Seller as liquidated damages.

            Any and all sums deposited pursuant to this Paragraph shall be applied or refunded as provided herein.

            The purchase and sale of the Property shall be consummated through an escrow (the "ESCROW") to be established with Title Company. The Escrow shall be opened within three (3) Business Days following the Effective Date by delivery to Title Company of: (i) from either Seller or Purchaser, a copy of this Agreement executed by Seller and Purchaser, and (ii) from Purchaser, the Deposit Seller and Purchaser agree to execute and deliver to Title Company such additional and supplemental instructions as Title Company may reasonably require to clarify Title Company's duties under this Agreement or the Escrow Agreement. Absent a clear written expression signed by Seller and Purchaser that Seller and Purchaser intend to change a provision in this Agreement, if a conflict or inconsistency exists between this Agreement and the Escrow Agreement or any additional or supplemental instructions delivered to Title Company, the terms of this Agreement shall prevail.

      6. Title. Seller shall convey to Purchaser fee simple title to the Property, subject only to the Permitted Exceptions.

      7. Evidence of Title. Seller hereby agrees to furnish to Purchaser, at Seller's expense, no later than five (5) days after the date hereof, a report of title issued by Title Company (the "TITLE REPORT"). At Closing, Purchaser, not Seller, shall be obligated to pay to Title Company the entire amount of the premium payable for an owner's title insurance policy, with standard exceptions, and subject only to the Permitted Exceptions, in the amount of the Purchase Price, naming Purchaser as the insured (the "TITLE POLICY").

      8. Objections to Title. For purposes of this Agreement, the term "Permitted Exceptions" means those exceptions set forth in the Title Report which are not objected to by Purchaser pursuant to this Paragraph 8. In the event the Title Report contains any exceptions to title, Purchaser shall have five (5) days from and after its receipt of the Title Report to approve or object to the condition of title disclosed in the Title Report. Purchaser's approval of any such exceptions to title which are not Permitted Exceptions shall be a condition precedent to Purchaser's obligation to close the transaction contemplated by this Agreement, which condition Purchaser reserves the right to waive. If objection to the title is made, that title is not in the condition required for performance hereunder for reason other than any lien, judgment, debt, security interest or other lien, financial encumbrance or obligation in a liquidated amount, Purchaser shall give Seller five (5) days from the date it is notified in writing of the particular defects claimed, either, as Seller shall elect, (i) to remedy the title, or (ii) to obtain title insurance as required above, or (iii) to decline to remedy the title or obtain title insurance as required above, or, if Purchaser has not elected to waive such defect, the Deposit, plus accrued interest, shall be refunded forthwith in full termination of this Agreement. Provided all other conditions

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precedent set forth in Paragraph 9 of this Agreement have been met to
Purchaser's satisfaction or have been waived by Purchaser, if Seller remedies the title or obtains a Title Report acceptable to Purchaser within the time specified, Purchaser agrees to complete the sale, and if Seller is unable to remedy the title or obtain title insurance within the time specified, the Deposit, plus accrued interest, shall be refunded forthwith in full termination of this Agreement. Purchaser shall have the right to notify Title Company of any matters materially affecting the title to the Property which have not been disclosed by the Title Report after reviewing same with Seller and permitting Seller the opportunity to cure or dispose of same. In the event such matters, in the opinion of Purchaser, adversely affect the title to the Property, Purchaser shall have the right to object to the condition of the title as provided herein. Further, if the state and quality of the title to the Property on the Closing Date are not acceptable to Purchaser for reason of any lien, judgment, debt, security interest or other lien, financial encumbrance or obligation in a liquidated amount, after notice of the defect has been timely given as to any items objected to on the Title Report initially delivered or as revised or updated at Closing and Seller has had the opportunity to cure same, the transaction contemplated hereunder may be consummated by (i) Seller making payment in full or other complete satisfaction of any aforesaid obligation and providing evidence to Purchaser of such payment or satisfaction in form and substance satisfactory to Purchaser at Closing, or (ii) Purchaser's application of a cash portion of the Purchase Price necessary, as determined by Purchaser in its reasonable discretion, to discharge this obligation of Seller.

      9. Conditions Precedent. Seller and Purchaser hereby agree that this Agreement and all obligations hereunder are subject to and conditioned upon the occurrence of all of the following conditions precedent to the sale prior to the expiration of the Inspection Period, as hereinafter defined; provided, however, that Purchaser, at its sole option, may waive all or any part of said conditions precedent. The conditions precedent are:

            A. Purchaser's satisfaction with the physical condition of the Property. Purchaser's investigation may include, at Purchaser's option: physical inspections of the Property and all improvements thereon, including geological and other tests, environmental audit, testing for Hazardous Substances, as hereinafter defined, and review of all governmental matters affecting the Property. Purchaser and/or its agents shall have the right at all reasonable times, to conduct physical inspections of the Property. Upon Purchaser's request, Seller, or its employees or agents will arrange for physical inspections of the Property by Purchaser, and/or its agents, and give Purchaser and/or its agents access to all areas of the Property. Purchaser's right of physical inspection of the Property shall expire at midnight on the tenth (10th) day after the Effective Date (said period from the Effective Date to midnight on the tenth (10th) day after the Effective Date is hereinafter referred to as the "INSPECTION PERIOD"). Prior to the expiration of the Inspection Period, Purchaser shall have the right to terminate this Agreement, and shall be entitled to a full refund of its Deposit, if the results of Purchaser's physical inspection of the Property are not satisfactory to Purchaser. In the event that Purchaser gives notice of its election to proceed, the parties shall proceed to Closing in accordance with the terms hereof. In the event that Purchaser gives Seller

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                  notice of Purchaser's election not to proceed, this Agreement shall terminate and become null and void, and Purchaser shall thereupon receive a full refund of its Deposit, together with all interest earned thereon and, except as otherwise provided in this Agreement, shall be relieved of any and all liability hereunder. For purposes of this Agreement, the term "Business Day" shall mean any day other than Saturday, Sunday or any other day on which the national banks in the State of Nevada are not open for business. In order to facilitate Purchaser's and/or its agents' physical inspection of the Property, Seller shall furnish to Purchaser, within five (5) days after the date that both Seller and Purchaser have executed this Agreement (the "EFFECTIVE DATE") the Title Report, with copies of all easements, encumbrances and title exceptions, along with an accurate legal description of the Property; and

            B. Purchaser shall have obtained a mortgage loan commitment from Morgan Stanley Mortgage Capital Inc. in the amount of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000.00), which mortgage loan shall be for a minimum term of ten (10) years at an interest rate per annum of no more than six percent (6%) and an origination charge of no more than two percent (2%) of such mortgage loan amount.

      10. Closing; Condition of Property; Assignment of Warranties. Purchaser acknowledges and agrees that Purchaser is acquiring the Property "AS IS", "WHERE IS" and, as such, Seller makes (and has made) no express or implied representation or warranty to Purchaser or any other person of any kind or nature whatsoever, except as specifically set forth in this Agreement.

            Notwithstanding the foregoing, Seller hereby assigns to Purchaser all of Seller's right, title and interest in and to any and all building, maintenance and equipment warranties in connection with the construction of the building on the Property and all improvements thereto, which assignment shall survive the Closing.

            Subject to the terms and conditions of Paragraphs 8 and 9, Closing of the purchase of the Property shall take place on or before August 23, 2004.

      11. Possession. Purchaser shall be entitled to sole and exclusive possession and occupancy of the Property at the time of the Closing.

      12. Risk of Loss. In the event of destruction or condemnation of the Property, or any material part thereof, prior to the Closing Date, Purchaser shall have the right to consummate the purchase contemplated hereby and receive the proceeds of insurance or the condemnation award paid as a result of such destruction or condemnation, or, at its option, to elect to terminate this Agreement, whereupon the full Deposit, plus accrued interest, shall be returned to Purchaser. Such election shall be made by Purchaser by written notice to Seller, by United States Certified mail, return receipt requested (or via telephone facsimile transmission), received or refused within five (5) days after Purchaser's receipt of notice of destruction or the filing of condemnation proceedings against the Property. For purposes of this Agreement, in the event of

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a destruction, a "material part" shall be where the restoration cost is greater than $250,000.00, or in the event of a condemnation, a "material part" shall be where the condemnation award is greater than $250,000.00.

      13. Representations, Warranties and Covenants. Seller makes the following representations, warranties and covenants to and with Purchaser, which representations, warranties and convenants shall survive the Closing:

            A. That Seller is a limited liability company, duly organized, validly existing and in good standing under and by virtue of the laws of the State of Nevada.

            B. Seller has full power and authority to enter into this Agreement and to perform and carry out all obligations, covenants and provisions contained in this Agreement. Seller's authority shall be evidenced by documentation reasonably satisfactory to Title Company and Purchaser's counsel.

            C. That Seller has not entered into any other agreements of sale for the Property or any part thereof.

            D. That all information provided under this Agreement is complete, true and accurate in all material respects. That no tests of any kind or nature whatsoever have been performed at, on or of the Property for which Seller has not provided copies of the results to Purchaser. Neither this Agreement nor any other document submitted to Purchaser and executed or authorized by Seller in connection herewith contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or in such documents not misleading.

            E. That Seller has not contracted for the furnishing of labor or materials to the Property which will not be paid in full by Seller prior to Closing. Seller shall indemnify Purchaser from all loss, claims and costs which Purchaser may incur from the imposition of construction liens, if any, arising from the acts or omissions of Seller, which indemnification obligation of Seller shall survive the Closing.

            F. That there is no pending or threatened judicial, federal, municipal or administrative proceeding with respect to, or in any manner affecting the Property or any portion thereof or in which Seller is or will be a party by reason of Seller's ownership or operation of the Property or any portion thereof. No bankruptcy, insolvency, rearrangement or similar action involving the Property or the Seller is pending, threatened or being contemplated.

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            G.    That no federal, state or local taxing authority has asserted any tax deficiency, lien or assessment against the Property which has not been paid or the payment for which adequate provision has not been made, to Purchaser's satisfaction. There are no impositions or special assessments which currently encumber the Property or any portion thereof or any interest therein, other than impositions or special assessments disclosed in writing to Purchaser which are not yet due or payable.

            H. That Seller has obtained, or will obtain prior to Closing, all consents, approvals and authorizations from any person, entity or governmental authority required with respect to this Agreement and the consummation of the transaction contemplated herein. Neither the execution and delivery of this Agreement by Seller nor Seller's performance hereof are restricted by or violate any contractual or other obligation of Seller.

            I. That Seller has not received any notice or complaint from any person, private or public, and is not otherwise aware of any unsafe or other condition which presents risk of injury to persons or loss of or damage to property affecting or concerning the Property.

            J. That all utilities required for the normal operation of the Property are installed to the Property, are connected with valid permits, are adequate to service the Property, and are in full compliance with the requirements of all laws and regulations.

      14. Default. In the event Purchaser fails to perform or comply with any of the terms, covenants or conditions of this Agreement on Purchaser's part to be performed or complied with, and such failure or non-compliance is not cured by Purchaser within five (5) days after receipt of written notice thereof from Seller, Seller's sole remedy shall be the retention of the Deposit, plus accrued interest, set forth in Paragraph 5 as liquidated damages. In the event Seller fails to perform or comply with any of the terms, covenants or conditions of this Agreement on Seller's part to be performed or complied with, and such failure or non-compliance is not cured by Seller within five (5) days after receipt of written notice thereof from Purchaser, Purchaser, as Purchaser's sole remedies for Seller's failure to so perform or comply prior to Closing, shall be entitled to an immediate refund of the entire Deposit, plus accrued interest. After the Closing, the parties shall have such remedy as may be provided in this Agreement or by law for any breach of any provision of this Agreement, In the event either party is required to retain the services of an attorney, the prevailing party in any action shall be entitled to receive from the losing party its attorney's fees and costs.

      15. Closing Instruments. Seller shall be responsible for preparing and/or delivering to Purchaser, at Closing, the following documents:

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            A.    A fully executed Grant Bargain and Sale Deed in statutory form conveying title to the Property to Purchaser in the condition required by this Agreement;

            B. A Bill of Sale for all personal property located at or used in connection with the Property:

            C. Any affidavit or other document required under the Tax Reform Act of 1986 and the Internal Revenue Code Section 1445 (non-foreign person affidavit);

            D. A closing statement in accordance with the terms and conditions of this Agreement; and

            E.    Copies of all current real estate tax bills.

Seller and Purchaser shall execute, acknowledge and deliver such other or additional documents or instruments as may be reasonably necessary or requested by either party in order to more effectively complete the transaction contemplated by this Agreement and to otherwise carry out the intended purposes of this Agreement.

      16. Brokers. Except for a loan origination fee to L. J. Melody & Company in the amount of Forty-Nine Thousand Five Hundred Dollars ($49,500.00) to be paid by Purchaser, Seller and Purchaser each represent and warrant to the other that no broker, or other person acting as such, was instrumental or had any part in procuring this Agreement, and each party agrees to testify to such effect if called upon to do so by the other. Seller agrees to indemnify, defend and hold harmless Purchaser against any claim for compensation for or in connection with the procurement of this Agreement which may be asserted against Purchaser by any other party who claims to have dealt with Seller. Purchaser agrees to indemnify and hold Seller harmless against any claim for compensation for or in connection with the procurement of this Agreement which may be asserted against Seller by any other party who claims to have dealt with Purchaser.

      17. Miscellaneous Provisions.

            A. Notices. Any notice, request, demand, consent, approval or other communication given pursuant to this Agreement (hereinafter "NOTICE") shall be in writing and shall be sent by registered or certified mail, return receipt requested, by way of telephonic facsimile transmission during normal business hours or by hand delivery or by means of a reputable express mail delivery service which guarantees next day delivery. A Notice shall be deemed to have been received (i) forty-eight (48) hours after a certified or registered letter containing a Notice, properly addressed, with postage prepaid is deposited in the United States mail, (ii) upon electronic confirmation that a telephonic facsimile transmission has been sent and (iii) if given otherwise than by certified or registered mail or by telephonic facsimile transmission, it shall be deemed to have been received upon the date of actual receipt. Any notice by either party shall be sufficient if signed on behalf of said party by any partner or officer thereof or by the legal representative of such party. Any party may, by notice given as aforesaid,

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change its address for any subsequent notice. All notices shall be given to the parties hereto at the addresses set forth below:

                Seller            LUKE PROPERTIES, LLC
                                  3980 S. Eastern Avenue
                                  Las Vegas, Nevada 89119
                                  Attention: Gregory A. Dean, M.D.

                Purchaser:        VESTIN FUND III, LLC
                                  2901 El Camino Avenue, Suite 206
                                  Las Vegas, Nevada 89102
                                  Attention; Lance K. Bradford

            B. Further Documents and Actions. The parties hereto agree that at any time or from time to time after the Effective Date, they shall, upon request of the other, execute and deliver such further documents and do such further actions and things as may be reasonably requested in order to fully effect the purposes of this Agreement.

            C. Applicable Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Nevada.

            D. Entire Agreement. This Agreement embodies the entire agreement and understanding by and between the parties relating to the subject matter hereof, and this Agreement may not be amended, waived or discharged, except by an instrument in writing executed by the party against which enforcement of such amendment, waiver, or discharge is sought. Seller and Purchaser acknowledge and agree that this Agreement supercedes and replaces that certain Letter of Intent dated May 19, 2004, as modified by that certain Counteroffer dated May 24, 2004.

            E. Counterparts. This Agreement may be executed in any number of duplicate counterparts, each of which may or may not have been executed by all parties hereto, and each such duplicate counterpart shall be deemed to constitute but one and the same instrument.

            F. Severability. Whenever possible, each provision of this Agreement and all related documents shall be interpreted in such a manner as to be valid under applicable law, but to the extent any provision is invalid or prohibited under applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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            G.    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

            H. Time of Essence. Time shall be deemed to be of the essence of this Agreement.

            I. Headings; Attachments; Cross References. The headings and captions used in this Agreement are for convenience and ease of reference only and shall not be used to construe, interpret, expand or limit the terms of this Agreement. All exhibits and schedules attached to this Agreement are incorporated by the references thereto contained herein. Any terms used in an exhibit or schedule hereto shall have the meaning as in this Agreement unless otherwise defined in such exhibit or schedule. All references in this Agreement to sections, subsections, paragraphs, subparagraphs, exhibits or schedules shall be to sections, subsections, paragraphs, subparagraphs, exhibits or schedules of or to this Agreement, unless otherwise specified.

            J. No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and Purchaser and their respective permitted assigns and is not intended and shall not be construed as conferring any benefit on any third party or on the general public.

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      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below each of their signatures.

                             SELLER:

                             LUKE PROPERTIES, LLC, a Nevada limited
                             liability company

                             BY: /s/ Gregory A. Dean
                                 -------------------------------------
                                    Name:  Gregory A. Dean
                                    Title: Manager

                             PURCHASER:

                             VESTIN FUND III, LLC, a Nevada limited
                             liability company

                             By: Vestin Mortgage, Inc., a Nevada corporation,
                                 its Sole Manager

                             By: /s/ Lance K. Bradford
                                 ----------------------------------------
                                     Name:  Lance K. Bradford
                                     Title: Chief Financial Officer

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

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

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                                      -12-

Pursuant to the terms of the offer and counter-offer Luke Properties, LLC hereby agrees to reduce the purchase price for the purchase and sale of that certain building located at 8379 W. Sunset Road, Las Vegas, Nevada 89113 to Vestin Fund III, LLC in the amount of $300,000. No commission will be paid by Luke Properties, LLC.

Luke Properties, LLC, a Nevada limited   Vestin Fund III, LLC, a Nevada
liability company                        limited liability company by Vestin
                                         Mortgage, Inc., a Nevada corporation,
                                         the Manager

/s/ Gregory A. Dean                      /s/ Michael Shustek
---------------------------------        ------------------------------------
Gregory A. Dean, Manager                 Michael Shustek, President